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ITEM 6 (A) EXHIBITS
EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                (in thousands except per common share data)

                                                                    Three Months Ended                        Nine Months Ended
                                                                       September 30                              September 30
                                                                   --------------------------------------------------------------
 PRIMARY:                                                          1995              1994                  1995              1994
                                                                   ----              ----                  ----              ----
 Weighted average shares outstanding                               20,864            20,684                 20,722            20,639
                                                                  =======           =======                =======           =======

 Net Income                                                       $18,684           $12,639                $49,603           $35,968
                                                                  =======           =======                =======           =======


 Net Income - per share                                           $   .90           $   .61                $  2.39           $  1.74
                                                                  =======           =======                =======           =======


 FULLY DILUTED:
 Weighted average of shares outstanding                            20,864            20,684                 20,722            20,639

 Assumed conversion of common stock equivalents                        23                 -                     99                 -
                                                                  -------           -------                -------           -------
 Total                                                             20,887            20,684                 20,821            20,639
                                                                  =======           =======                =======           =======

 Net income                                                       $18,684           $12,639                $49,603           $35,968

 Add convertible debenture interest, net of federal income             65                 -                    195                 -
 tax
                                                                  -------           -------                -------           -------

 Total                                                            $18,749           $12,639                $49,798           $35,968
                                                                  =======           =======                =======           =======


 Net income - per share                                           $   .90           $   .61                $  2.39           $  1.74
                                                                  =======           =======                =======           =======

ITEM 6 (b) REPORTS ON FORM 8-K

         A Form 8-K dated October 24, 1995 has been filed reporting the settlement of litigation with the Federal Deposit Insurance Corporation. This previously disclosed litigation arose in connection with the Company's discontinued credit bond business. See Note 4 -- page 10 of this report.





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